Exhibit 5.1

April 24, 2015

StemCells, Inc.

7707 Gateway Blvd

Newark, California 94560

Re: Registration Statement on Form S-3 (File No. 333-193100)

Ladies and Gentlemen:

We have acted as counsel to StemCells, Inc., a Delaware corporation (the “Company”) in connection with the issuance and sale of up to 41,072,250 shares of the Company’s common stock, $0.01 par value per share (the “Common Shares”) and warrants (the “Warrants”) to purchase up to 30,804,188 shares of common stock (such shares underlying the Warrants are referred to herein as the “Warrant Shares” and together with the Warrants and the Common Shares, the “Securities”), pursuant to the above-referenced registration statement (as amended through the date hereof, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), the base prospectus dated January 8, 2014 (the “Base Prospectus”) , the preliminary prospectus supplement dated April 23, 2015 to the Base Prospectus filed with the Commission pursuant to Rule 424(b) under the Act (the “Preliminary Prospectus Supplement”) and the prospectus supplement dated April 24, 2015 to the Base Prospectus filed with the Commission pursuant to Rule 424(b) under the Act (the “Final Prospectus Supplement”) (the Base Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement are hereinafter referred to as the “Prospectus”). The Securities are being sold pursuant to an underwriting agreement, dated the date hereof (the “Underwriting Agreement”), among the Company and the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the laws of the State of New York and Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (i) the Common Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting

StemCells, Inc.	- 2 -

Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable, (ii) the Warrant Shares, when issued and delivered against payment therefor upon the exercise of the Warrants in accordance with the terms therein, will be duly authorized, validly issued, fully paid and non-assessable, and (iii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold pursuant to the Underwriting Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 and 11 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP